Exhibit 99.1

RESEARCH FRONTIERS’ SPD-SmartGlass LICENSED TO glatic to produce SPD-smart windows for the south korean architectural market

Woodbury, New York and Seoul, Korea. December 31, 2019 – Research Frontiers (Nasdaq: REFR) and Glatic Co., Ltd. jointly announced today that Glatic has acquired a license from Research Frontiers Inc. to produce and sell SPD-SmartGlass smart windows for the South Korean architectural market.

SPD-Smart light control film, invented and patented by Research Frontiers, is a key component in SPD-SmartGlass products. This film allows users to instantly, precisely and uniformly control the shading of glass or plastic products, either manually or automatically at the touch of a button. Products using Research Frontiers’ smart glass technology are being used in tens of thousands of cars, aircraft, yachts, trains, homes, offices, museums and other buildings.

Eun-sik Park, CEO of Glatic, noted: “Glatic’s mission is to reinvent the future of glass technology to make it easy and affordable to add smart glass to building and vehicle environments to improve how we live. Research Frontiers’ SPD-SmartGlass had the best performance, and the best demonstrated reliability. In addition to the known benefits of SPD-SmartGlass in the automotive industry to reduce CO2 emissions by four grams per kilometer and increase the driving range of electric vehicles by 5.5%, our analysis shows that SPD-SmartGlass in the architectural markets can improve employee productivity, increase building values, and save energy including reducing lighting and HVAC hardware costs as well as energy consumption by at least 20%. Our product line uses SPD-Smart technology to achieve this, and is supported by our AI cloud-based control system, our intuitive user interface system with touch controls, and our intelligent app.”

Joseph M. Harary, President and CEO of Research Frontiers, noted: “Now that Gauzy Ltd. has opened its new factory in Stuttgart, Germany that can produce SPD-Smart light control film up to 1.8 meters wide, we are expanding our licensee base to make sure that key areas of the world are supplied with SPD-SmartGlass technology for the architectural smart glass market. SPD-SmartGlass offers instant and uniform control of the tint of windows that permits them with the touch of a button or automatically using a smartphone, tablet, smart speaker, smart home systems, or other control devices to change tint from dark (blocking over 99.5% of light and 95% of heat) to clear, or any level in between. This saves energy, creates privacy, and increases comfort and security.”

1

The markets for SPD-Smart film are already well-established. Research Frontiers has licensed over 40 chemical, film, and glass companies which are selling products for the automotive, aircraft, marine, train, museum and consumer electronics industries.

Research Frontiers patented SPD-SmartGlass technology is the same best-selling smart window technology that can be found on various car models from Daimler, McLaren Automotive, and other auto makers. The MAGIC SKY CONTROL feature, which is now in use on tens of thousands of Mercedes-Benz SLs, SLC/SLKs, Maybach and S-Class models around the world, and more recently on four announced McLaren models, uses patented SPD-SmartGlass technology developed by Research Frontiers to turn the roof transparent by electrically aligning tiny particles in a thin film within the glass. With the touch of a button, drivers and passengers can instantly change the tint of their roof to help keep out harsh sunlight and heat, and create an open-air feeling even when the sunroof is closed. Glass or plastic using Research Frontiers’ patented SPD-SmartGlass technology effectively blocks UV and infrared rays in both clear and darkly tinted modes, helping keep the cabin cooler, and protecting passengers and interiors while also enhancing security inside the vehicle. These benefits become even more important when a car uses large surface areas of glass, especially in warm climates.

Some of the other benefits of SPD-SmartGlass include significant heat reduction inside the vehicle (by up to 18ºF/10ºC), UV protection, glare control, reduced noise and reduced fuel consumption. Independent calculations also show that use of SPD-SmartGlass can reduce CO2 emissions by four grams per kilometer, and increase the driving range of electric vehicles by approximately 5.5 percent.

Shortly after its introduction into serial production in the automotive industry, SPD-SmartGlass has become standard equipment on many different aircraft, and is also used in residential and commercial architectural applications, in trains, yachts and other marine vehicles, in display applications, and to protect light-sensitive artwork and documents in major museums around the world.

About Glatic

Glatic is a venture capital funded company based in Seoul, South Korea. Our executive team comes from companies such as SK Group, Samsung Electronics, Samsung Corning, KIA Motors, and Ford.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is a publicly traded technology company and the developer of patented SPD-Smart light-control film technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic products, either manually or automatically. Research Frontiers has licensed its smart glass technology to over 40 companies that include well known chemical, material science and glass companies. Products using Research Frontiers’ smart glass technology are being used in tens of thousands of cars, aircraft, yachts, trains, homes, offices, museums and other buildings. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc. “MAGIC SKY CONTROL” and “Mercedes-Benz” are trademarks of Daimler AG.

For further information, please contact:

Paul Eun-sik Park

CEO

Glatic Co., Ltd.

ceo@glatic.com

Joseph M. Harary

President and CEO

Research Frontiers Inc.

+1-516-364-1902

Info@SmartGlass.com

2